Exhibit 99.1

                Zumiez Inc. Reports September 2006 Sales Results

                   Net Sales Increased 47.3% to $28.7 Million

              September 2006 Comparable Store Sales Increased 14.9%


     EVERETT, Wash.--(BUSINESS WIRE)--Oct. 4, 2006--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended September 30, 2006 increased 47.3% to $28.7 million, compared to $19.5 million for the five-week period ended October 1, 2005. The company's comparable store sales increased 14.9% for the five-week period, versus a comparable store sales increase of 10.1% in the year ago period.

     To hear the Zumiez prerecorded September sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

     About Zumiez Inc.

     Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 230 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.


     CONTACT: Zumiez Inc.
              Brenda Morris, 425-551-1564
              or
              Integrated Corporate Relations
              Investors:
              Chad Jacobs/David Griffith, 203-682-8200